Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-83962) on Form S-8 of CEMEX, S.A.B. de C.V. of our report dated June 27, 2016, with respect to the statements of net assets available for benefits of CEMEX, Inc. Savings Plan as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental schedule which report appears in the December 31, 2015 annual report on Form 11-K of CEMEX, Inc. Savings Plan.

/s/ Doeren Mayhew

Houston, Texas

June 27, 2016